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                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 1st day of November, 1998 between Paul B. Silverman, (the "Executive"), whose address is 9520 Center Street, Vienna, VA 22181, and SecurFone America, Inc., a Delaware corporation ("SecurFone" or "Company") whose address is 5850 Oberlin Street, Suite 220, San Diego, CA 92121.

                                    RECITALS:

         WHEREAS, SecurFone wishes to obtain the services of the Executive;
and

         WHEREAS, the Executive desires to obtain employment with SecurFone pursuant to the terms of this Agreement;

         NOW THEREFORE, in consideration of the mutual promises contained herein and other consideration the receipt and sufficiency of which is hereby acknowledged, the Executive and SecurFone agree as follows:

         1. EMPLOYMENT. As of November 1, 1998, SecurFone will employ the Executive as Chief Executive Officer of SecurFone. The Executive will also continue to serve as Chief Executive Officer of SCIES, Inc. which will be established as a wholly owned subsidiary of SecurFone upon completion of a merger agreement now being finalized. SecurFone will also use its best efforts to cause its stockholders to elect Executive to the Board of Directors of SecurFone.

         2. DUTIES. The Executive will devote his full time efforts to the business of SecurFone and its related organizations performing such duties as are customary to his position and as may be reasonably requested by the Chairman or Board of Directors of SecurFone. The Executive will at all times conduct himself in conformity with the policies of SecurFone. The Executive is required to perform the following duties and responsibilities:

                  a. Develop and manage relationships with financial institutions and funding sources to meet company's funding needs and maximize shareholder value;

                  b. Develop and implement SecurFone's strategic plan for securing a leadership position in the market for wireless and related communications services;

                  c.  Assume overall management and fiduciary
                      responsibility for SecurFone's consolidated business operations;

                  d. Identify and pursue new acquisition targets which are consistent with SecurFone's strategic plan and maximize shareholder value;

                  e. Develop an overall management and organizational plan to meet the company's business needs;


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                  f.  Provide overall operational direction to the
                      SecurFone business on a daily basis.

         3. COMPENSATION. For the performance of his duties during the term of this Agreement, the Executive will earn an annual salary of $150,000 of which the annualized salary will be payable on a weekly basis. The parties agree that after the Company receives additional new funding of not less than $750,000, secured from external sources, the Executive will earn an annual salary of $180,000 of which the annualized salary will be payable on a weekly basis. The Executive will also receive an allowance of up to $600 per month for a company car.

         4. STOCK OPTION BENEFIT. The Company will grant both Qualified and Non-Qualified Stock Options which will be granted based upon the Executive's successful performance, and the ability of the Company to meet specified objectives. The option schedule is set forth below.

                  a. The Company shall grant to the Executive a Non-Qualified Stock Option for 100,000 Shares of the Company's Common Stock. The Option shall be granted pursuant to a Plan adopted by the Company's Board of Directors and approved by the Company's Shareholders. The exercise price of the Option shall be $0.10 per Share. The Option shall be issued to Executive on December 1, 1998. This Option shall vest immediately and is exercisable anytime in the next five years.

                  b. Consistent with the terms and conditions of the existing Director compensation plan, the Company shall grant to the Executive, Options for 50,000 shares of the Company's Common Stock upon the Executive's election to serve as a Director. The exercise price of the Option shall be $1.00 per Share.

                  c. The Company shall grant to the Executive Qualified Incentive Option for 100,000 Shares of the Company's Common Stock. The Option shall be granted pursuant to a Plan adopted by the Company's Board of Directors and approved by the Company's Shareholders. The exercise price of the Option per Share is to be determined, but in no case more than current market price upon the effective date of this agreement. The Option shall be issued to Executive upon closing a minimum total funding commitment of $1.0 million in cash, debt or equity funding from external sources. This Option is exercisable anytime in the next five years.

                  d. The Company shall grant to the Executive Qualified Incentive Option for 100,000 shares of the Company's Common Stock. The Option shall be granted pursuant to a Plan adopted by the Company's Board of Directors and approved by the Company's Shareholders. The exercise price of the Option per Share is to be determined, but in no case more than current market price upon the effective date of this agreement. The Option shall be issued to Executive upon SecurFone achieving a minimal market capitalization of $30


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                      million based on the closing market prices for a five
                      day period. This Option is exercisable anytime in the next five years.

                  e. The Company shall grant to the Executive Qualified Incentive Option for 100,000 Shares of the Company's Common Stock. The Option shall be granted pursuant to a Plan adopted by the Company's Board of Directors and approved by the Company's Shareholders. The exercise price of the Option per Share is to be determined, but in no case more than current market price upon the effective date of this agreement. The Option shall be issued to Executive within seven days after the Company reports positive cash flow from operations for a minimum 60 day period. This Option is exercisable anytime in the next five years.

         5. BENEFIT PLANS. During the term of this Agreement, Executive shall be entitled to participate in all employee benefit plans which are maintained or established by the Company from time to time and which cover SecurFone's senior executives, provided he satisfies any applicable eligibility requirements therefor. Executive shall be entitled to participate in other cash and stock incentives as granted at the discretion of the Board of Directors based on achieving selected milestones. Executive acknowledges the right of the Company to amend or terminate such plans at any time in the exercise of its discretion. Executive further acknowledges that the Company may wish to maintain insurance on his life for its benefit and agrees to submit to any physical examination which may be required in order to obtain such insurance. SecurFone has no current employee benefit plan in existence. Executive shall receive four (4) weeks paid vacation per year, commencing upon execution date of this Agreement.

         6. EXPENSES. The Executive will be reimbursed for all reasonable expenses incurred by him in performing his duties hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by SecurFone.

         7.       TERMINATION OF EMPLOYMENT.

                  a. DEATH; DISABILITY. In the event of Executive's death or Disability (as hereinafter defined), his employment with the Company shall be deemed terminated as of the end of the month in which such death or Disability occurs, and all rights, duties and obligations of the parties hereunder shall thereupon cease, except that in the case of the termination due to Disability, Executive's obligations under
         Section 11 shall continue. For purpose of this Section, Disability shall be deemed to have occurred if (a) Executive shall be unable to perform his duties on an active full-time basis by reason of disability or impairment of health for a period of at least one hundred eighty
         (180) consecutive calendar days or (b) the Company shall have received a certificate from a physician reasonably acceptable to both the Company and the Executive (or his representative) to the effect that Executive is incapable of reasonably performing services under this Agreement in accordance with past practices.

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                  b.  BY COMPANY FOR GOOD CAUSE. Executive's employment
                      with the Company may be terminated at the option of and by written notice from the Company if the Board of Directors of the Company shall find Good Cause for termination. For purposes of this Agreement, Good Cause shall mean only (i) Executive's willful failure to perform his duties under this Agreement within a reasonable period of time after receipt of written notice from the Company setting forth in reasonable detail the duties which Executive has failed to perform and the corrective actions expected of him;
                      (ii) a breach of Executive's duty of loyalty to the Company, including but not limited to a breach of Executive's obligations under Sections 10 or 11 below; (iii) indictment for, conviction of, or written confession to a crime against the Company or a crime which otherwise materially adversely affects Executive's ability to perform his obligations under this Agreement, any business relationship which the Company maintains or the general reputation and good will of the Company; or (iv) Executive shall have been found by the Board of Directors of the Company to have been repeatedly and excessively using alcohol, drugs and/or any other intoxicating or controlled substance. Upon any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, except that the Company shall fulfill its obligations to Executive under Section 8 hereof, and except for Executive's obligations under Sections 10 and 11 hereof.

                  c. BY COMPANY WITHOUT GOOD CAUSE. The Company may also terminate Executive's employment at any time by written notice without Good Cause, whereupon all rights, obligations and duties of the parties hereunder shall immediately cease, except that the Company shall fulfill its obligations to Executive under Section 8 hereof, and except for Executive's obligations under
                      Section 11 hereof.

                  d. BY EXECUTIVE FOR GOOD REASON. Executive may terminate his employment with the Company upon not less than sixty (60) days advance written notice for "Good Reason." Upon the effective date of any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, except that (i) the Company shall fulfill its obligations to Executive under Section 8(a) hereof, (ii) the Company shall fulfill its obligations to Executive under
                      Section 8(b) hereof, and (iii) Executive's obligations under Section 11 hereof shall remain effective. For purposes of this Agreement, the Executive will have "Good Reason" if (iv) the Board of Directors of SecurFone shall fail to reelect, or shall remove Executive from the office of Chief Executive Officer of SecurFone, or, upon completion of the planned SCIES merger, shall fail to reelect, or shall remove Executive Chief Executive Officer of SCIES, Inc., (v) the Board of Directors of SecurFone shall make a significant negative change in the nature of scope of the authorities, powers, functions or duties of Executive hereunder, (vi) the Company shall fail to pay when due any compensation provided for in this

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                      Agreement and such failure is not corrected within
                      ninety (90) days after notice thereof to the Company by the Executive, or (vii) any pattern of conduct done with the approval of the Board of Directors of the Company which impedes the Executive in the exercise of his authorities, powers, functions or duties, hereunder in the manner in which they would normally be exercised by the Chief Executive Officer.

                  e. BY EXECUTIVE WITHOUT GOOD REASON. Executive may terminate his employment with the Company upon not less than sixty (60) days advance written notice. Upon the effective date of any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, except for Executive's obligations under Sections 10 and 11 hereof, provided, however, that the Company shall not be prohibited from terminating Executive under
                      Section 7(c) above following receipt of a notice of termination from Executive, subject to its obligations thereunder.

         8. TERMINATION COMPENSATION: SEVERANCE PAY. If Executive's employment is terminated pursuant to Section 7(c) or 7(d), Executive shall be entitled to the continued payment of the annual salary described in Section 3 above for a period of six (6) months following such termination. If Executive's employment is terminated pursuant to Section 7(b) or 7(e), Executive shall be entitled to the continued payment of the annual salary described in Section 3 above for a period of three (3) months following such termination.

         9. TERM. This Agreement will continue in effect from the date hereof until October 1, 1999 unless sooner terminated under Section 7 hereof. The Agreement shall automatically renew from year to year unless either party gives no less than thirty (30) days and no more than ninety (90) days of its/his intent not to renew this Agreement.

         10.      NON-COMPETITION.

                  a. RESTRICTIONS. As consideration for the compensation and benefits to be provided to the Executive under this Agreement, and as an additional incentive for Executive to enter into this Agreement, the Executive will not during the term of this Agreement and for a period of twelve (12) months thereafter if Executive's employment is terminated pursuant to
                      Section 7(b) through 7(e), directly or indirectly, for himself or for others, in any state of the United States or in any foreign country where SecurFone or any of its Affiliates (as defined below) is then conducting the Business (as defined below) or has, during the previous twelve (12) months, conducted the business:

                      (1)      engage in the Business;

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                      (2)      render advice, consultation, or services to
                               or otherwise assist any other person or
                               entity who competes, directly or indirectly, with SecurFone or any of its Affiliates;

                      (3)      transact any business in any manner
                               pertaining to suppliers or customers of
                               SecurFone or any of its Affiliates which, in any manner, would have, or is likely to have, an adverse effect upon the conduct of the Business of SecurFone or any of its Affiliates; or

                      (4) induce any employee, agent or representative of SecurFone or any of its Affiliates to terminate his or her employment with SecurFone or such Affiliate.

                  b. DEFINITIONS. For purposes of this Section 10, the "Business" will mean the business activities of SecurFone and its Affiliates in sales and marketing of prepaid cellular telephone and related services using a prepaid telephone card or related wireless communications technology providing access to a national or local prepaid cellular network with advance switching and voice processing services carried on within a 100 mile radius of any facility or office operated or maintained by SecurFone or any of its Affiliates. The term "Affiliates" shall mean any entity controlling, controlled by or under common control with SecurFone, including, but not limited to, SecurFone divisions and subsidiaries, and any licensee, franchisee or agent of SecurFone products or services.

                  c. REASONABLENESS; ENFORCEMENT. The Executive understands that the foregoing restrictions may limit his ability to engage in certain business pursuits during the period provided for above, but acknowledges that he will receive sufficiently higher remuneration and other benefits from SecurFone hereunder than he would otherwise receive to justify such restriction. The Executive acknowledges that he understands the effect of the provisions of the provisions of this Section 10, and that he was encouraged to and had an opportunity to consult an attorney with respect to these provisions. SecurFone and the Executive consider the restrictions contained in this Section 10 to be reasonable and necessary. Nevertheless, if any aspect of these restrictions is found to be unreasonable or otherwise unenforceable by a Court of competent jurisdiction, the parties intend for such restrictions to be modified by such Court so as to be reasonable and enforceable and, so as modified by the Court, to be fully enforced. In the event of a breach or threatened breach of this
                      Section 10 by Executive, SecurFone will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions thereof and SecurFone will be entitled to pursue such other remedies at law or in equity which it deems appropriate.

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         11.      CONFIDENTIAL INFORMATION.

                  a. PROHIBITION ON DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION. The Executive will at all times keep and maintain Confidential Information (as defined below) confidential and will not, at any time, either during or subsequent to his employment with SecurFone, either directly or indirectly, use any Confidential Information for his own benefit, or otherwise divulge, disclose, or communicate any Confidential Information to any person or entity in any manner whatsoever, other than employees or agents of SecurFone or its Affiliates who have a need to know such information, and then only to the extent necessary to perform their responsibilities on behalf of SecurFone or its Affiliates.

                  b. DEFINITION OF CONFIDENTIAL INFORMATION. "Confidential Information" will mean any and all information (excluding information in the public domain) relating to the Business, including, without limitation, all patents and patent applications; copyrights (whether registered or to be registered in the United States or elsewhere) which are applied for, issued to or owned by SecurFone or any of its Affiliates; inventions; trade secrets; computer programs; engineering and technical data; drawings or designs; manufacturing techniques; information concerning pricing and pricing policies; marketing techniques; suppliers; methods and manner of operations; and information relating to the identity and location of all past, present and prospective customers.

                  c. ENFORCEMENT. The Executive's obligations contained in this Section 11 are of a special and unique character which gives him a peculiar value to SecurFone. The parties recognize that SecurFone cannot be reasonably or adequately compensated in damages alone in an action at law should the Executive breach such obligations. The Executive therefore expressly agrees that, in addition to any other rights or remedies which SecurFone may possess, it will be entitled to injunctive and other equitable relief in the form of preliminary and permanent injunctions, without bond or other security, in the event of any actual or threatened breach of such obligations by the Executive, in order to enforce this Section 11.

         12. SUCCESSOR. This Agreement is personal to the Executive and will not be assignable by him without the prior written consent of SecurFone, except that Executive's right to receive compensation may be assigned by Executive, in writing. Any amounts payable after the death of the Executive shall be paid to the executor or administrator of his estate. This Agreement will inure to the benefit of and be binding upon SecurFone, its Affiliates and their successors and assigns.

         13. INDEMNIFICATION. The Certificate of Incorporation of the Company provides, in Article VII thereof, captioned "Indemnification," that the Company shall indemnify certain persons under certain conditions. A copy of said Article VII is attached hereto as Exhibit A. The Company

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agrees that the Executive shall be a person covered by the attached Article
VII, that the Executive shall be entitled to the benefit of all of the provisions of Article VII, and that such provisions shall remain in full force and effect with respect to the Executive throughout the term of this Agreement, without regard to any amendment to Article VII which might be adopted after the date hereof. The Company agrees that to the extent the Company's obligations under this paragraph are insurable, the Company agrees to purchase insurance, in the amount of $2,500,000 to secure the Company's obligations hereunder.

         14. TIME. The parties acknowledge that time is of the essence in the performance of the obligations of each party hereto, and that the timely performance of such obligations is a precondition to the continuation of the obligations of the other party.

         15. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. Any action brought to enforce this Agreement or to seek relief based upon any provision of it will be brought in a court of competent jurisdiction in the State of Delaware.

         16. MERGER. This Agreement supersedes any and all prior agreements, whether written or oral, with respect to the Executive's employment by SecurFone or any of its Affiliates and contains all of the promises, representations, warranties and agreements between the parties with respect to such employment.

         17. MODIFICATION. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors.

         18. NOTICE. All notices or other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the following:

         If to the Executive:

                  Paul B. Silverman
                  9520 Center Street
                  Vienna, VA 22181

         If to SecurFone:

                  SecurFone America, Inc.
                  5850 Oberlin Street, Suite 220
                  San Diego, CA 92121


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         With a copy to:

                  Ernest Stern, Esq.
                  Piper & Marbury L.L.P.
                  1200 19th Street N.W.
                  Washington, D.C. 20036

                  Steve Wasserman, Esq.
                  Kohrman Jackson & Krantz P.L.L.
                  20th Floor, One Cleveland Center
                  Cleveland, OH 44114

Any party may from time to time change its address for purposes of this Agreement by giving notice of such change to the other party, but no such change will be deemed effective until actually received by the party to whom it is directed. Notice and communications under this Agreement will be effective when actually received by the party to whom they are directed.

         IN WITNESS WHEREOF the parties have executed this Agreement the day and year written above.

                                  SECURFONE AMERICA, INC.
                                  a Delaware Corporation


                                  By: /s/ Steven L. Wasserman
                                     ------------------------------------
                                  Its: Secretary
                                      -----------------------------------


                                   /s/ Paul B. Silverman
                                   --------------------------------------
                                  PAUL B. SILVERMAN










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